[Stereotaxis logo]

Contacts:

Stereotaxis, Inc. 314-678-6105 Jim Stolze, Chief Financial Officer jstolze@stereotaxis.com	Noonan Russo 212-845-4242 Ben Carmichael (investors) bejamin.carmichael@eurorscg.com

Stereotaxis Announces Sale of Common Stock

in Registered Direct Offering

St Louis, MO, March 16, 2007 – Stereotaxis, Inc. (NASDAQ: STXS) today announced that it has received commitments from certain investors to purchase 1,919,000 newly issued shares of its common stock at a price of $10.50 per share pursuant to an effective registration statement. Under the terms of this transaction, the Company expects to receive net proceeds of approximately $20.1 million after deducting offering expenses. The offering is expected to close on Monday, March 19, 2007.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus and the related prospectus supplement for the offering may be obtained by contacting the investor relations department at Stereotaxis, Inc. 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, telephone (314) 678-6100.

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of arrhythmias and coronary artery disease. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe, and Canada.

This press release includes statements that may constitute “forward- looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, including: whether the offering discussed in this press release will be completed, whether the Company will receive all of the expected proceeds of such offering, continued acceptance of the Company’s products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of its control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.